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                                                             EXHIBIT NO. 99.1(b)


                              MFS SERIES TRUST VII


                           CERTIFICATION OF AMENDMENT
                           TO THE DECLARATION OF TRUST

                          ESTABLISHMENT AND DESIGNATION
                                   OF CLASSES


        The undersigned, being a majority of the Trustees of MFS Series Trust VII (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to an Amended and Restated Declaration of Trust dated January 18, 1995, as amended (the "Declaration"), acting pursuant to Section
6.10 of the Declaration, do hereby divide the shares of MFS Value Fund (the "Series"), a series of the Trust, to create an additional class of shares, within the meaning of Section 6.10, as follows:

        1.     The additional class of shares is designated "Class C Shares";

        2. Class C Shares shall be entitled to all the rights and preferences accorded to shares under the Declaration;

        3. The purchase price of Class C Shares, the method of determination of the net asset value of Class C Shares, the price, terms and manner of redemption of Class C Shares, and the relative dividend rights of holders of Class C Shares shall be established by the Trustees of the Trust in accordance with the Declaration and shall be set forth in the current prospectus and statement of additional information of the Trust or any series thereof, as amended from time to time, contained in the Trust's registration statement under the Securities Act of 1933, as amended;

        4. Class C Shares shall vote together as a single class except that Shares of a class may vote separately on matters affecting only that class and Shares of a class not affected by a matter will not vote on that matter; and

        5. A class of Shares of any series of the Trust may be terminated by the Trustees by written notice to the Shareholders of the class.




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     IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this amendment, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 13th day of March, 1996.


A. KEITH BRODKIN                        CHARLES W. SCHMIDT
--------------------------------        --------------------------------
A. Keith Brodkin                        Charles W. Schmidt
76 Farm Road                            63 Claypit Hill Road
Sherborn, MA  01770                     Wayland, MA  01778



RICHARD B. BAILEY                       ARNOLD D. SCOTT
--------------------------------        --------------------------------
Richard B. Bailey                       Arnold D. Scott
63 Atlantic Avenue                      20 Rowes Wharf
Boston, MA  02110                       Boston, MA  02110



PETER G. HARWOOD                        JEFFREY L. SHAMES
--------------------------------        --------------------------------
Peter G. Harwood                        Jeffrey L. Shames
211 Lindsay Pond Road                   60 Brookside Road
Concord, MA  01742                      Needham, MA  02192



                                        ELAINE R. SMITH
--------------------------------        --------------------------------
J. Atwood Ives                          Elaine R. Smith
1 Bennington Road                       75 Scotch Pine Road
Lexington, MA  02173                    Weston, MA  02193



LAWRENCE T. PERERA                      DAVID B. STONE
--------------------------------        --------------------------------
Lawrence T. Perera                      David B. Stone
18 Marlborough Street                   282 Beacon Street
Boston, MA  02116                       Boston, MA  02116



WILLIAM J. POORVU
--------------------------------
William J. Poorvu
975 Memorial Drive
Cambridge, MA  02138